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                                                                    EXHIBIT 10.3

                                     FORM OF
                           RESTRICTED STOCK AGREEMENT

      This Restricted Stock Agreement (the "Agreement") made as of the 24th day of February, 2005 by and between ALLEGHENY TECHNOLOGIES INCORPORATED, a Delaware corporation (the "Corporation") and ______________ (the "Employee").

      WHEREAS, the Corporation sponsors and maintains the Allegheny Technologies Incorporated Stock 2000 Incentive Plan (the "Incentive Plan");

      WHEREAS, the Corporation desires to encourage the Employee to remain an employee of the Corporation and, during such employment, to contribute substantially to the financial performance of the Corporation and, to provide that incentive, the Corporation has awarded the Employee an aggregate of _______ shares of restricted shares of the common stock of the Corporation, $0.10 par value per share ("Common Stock"), [equal to (I) the applicable base salary times __% (ii) divided by $$22.895 (which is the average of the high and low sales prices of the Common Stock on the New York Stock Exchange on February 24, 2005)] under the Incentive Plan subject to the terms and conditions set forth in this Restricted Stock Agreement (together with any increases for dividends paid in accordance with Paragraph 2(d) or adjustments as provided in Paragraph 8, below, the "Restricted Shares");

      WHEREAS, half of the Restricted Shares are subject to the Corporation's attainment of the performance requirements set forth in Paragraph 3(a) (the "Performance Criteria"); and half of the Restricted Shares are subject to the Employee's remaining an Employee (except in instances of death, disability or Retirement as described below) during the Restriction Period set forth in Paragraph 3(b), subject to accelerated termination of the Restriction in the event of attainment of the Performance Criteria; and

      WHEREAS, the Corporation and the Employee desire to evidence the award of the Restricted Shares and the terms and conditions applicable thereto in this Restricted Stock Agreement.

      NOW THEREFORE, in consideration of the mutual promises and covenants contained herein and intending to be legally bound, the Corporation and the Employee agree as follows:

      1. Grant of Restricted Shares. The Corporation hereby grants to the Employee, as of the date first written above, the Restricted Shares subject to the restrictions and other terms and conditions set forth herein. Simultaneously with the execution and delivery of this Agreement, the Employee shall deliver to the Corporation a stock power endorsed in blank relating to the Restricted Shares (including in such power any increases or adjustments to the Restricted Shares).

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As soon as practicable after the Date of Grant, the Corporation shall direct that the Restricted Shares be registered in the name of and issued to the Employee and initially bearing the legend described in Paragraph 6. The Restricted Shares and any certificate or certificates representing the Restricted Shares shall be held in the custody of the Corporation or its designee until the expiration of the applicable Restrictions. Upon any forfeiture in accordance with Paragraph 4 of the Restricted Shares, the forfeited shares and any certificate or certificates representing the forfeited Restricted Shares shall be canceled.

      2. Restrictions. Employee shall have all rights and privileges of a stockholder of the Corporation with respect to the Restricted Shares, except that the following restrictions shall apply:

      (a) None of the Restricted Shares may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the "Restriction Period" as defined below, except to the extent of the Corporation's earlier attainment of the Performance Criteria, as defined below.

      (b) The Restricted Shares are subject to forfeiture during the Restriction Period in accordance with Paragraph 4 of this Agreement.

      (c) The Restricted Shares and any certificate representing the Restricted Shares shall be held in custody by the Corporation or its designee until such time as either the Performance Criteria are attained or the Restriction Period shall have been completed.

      (d) Dividends paid with respect to the Restricted Shares during the Restriction Period shall not be paid to the Employee and, instead, shall be converted into additional shares of Restricted Stock at the price at which shares of common stock of the Corporation are purchased under the Corporation's outstanding dividend reinvestment program and on the date such purchases are made and such shares of Restricted Stock shall be additions to the shares subject to the Restrictions hereunder, provided, however, the Personnel and Compensation Committee of the Board of Directors may, in its sole discretion, determine at any time or from time to time, to pay such dividends in cash directly to the Employee.

      3. Term of Restriction.

      (a) Subject to the forfeiture provisions of Paragraph 4 of this Agreement, the Restrictions shall lapse (i) with respect to half of the Restricted Shares on the earlier of (x) February 24, 2010 if the Employee is an employee of the Corporation on February 24, 2010, unless the Employee's cessation of employment was due to the Employee's death, disability or Retirement (as defined below), or
(y) as soon after the completion of the audit of the Corporation for the 2007 fiscal year as it may be determined that the Performance Criteria

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has been attained and (ii) with respect to half of the Restricted Shares, as soon after the completion of the audit of the Corporation for the 2007 fiscal year as it may be determined that the Performance Criteria have been attained. With respect to the half of the Restricted Shares subject only to the Performance Criteria, if the Corporation does not attain the Performance Criteria as of the end of the three year measurement period ending December 31, 2007, such half of the Restricted Shares shall be forfeited immediately upon the completion of that three-year measurement period.

      (b) For purposes of this Agreement, the "Performance Criteria" shall mean that the net income of the Corporation, measured under GAAP, shall exceed $150 million, in the aggregate, for the 2005, 2006 and 2007 fiscal years of the Corporation. The period for measuring the Performance Criteria shall end as of December 31, 2007 and the Personnel and Compensation Committee shall as promptly as possible following the completion of the audit of the Corporation for the 2007 fiscal year determine whether the Performance Criteria have been met.

      (c) The period from the Date of Grant until the lapse of the applicable of the Restrictions with respect to the Restricted Shares is the "Restriction Period" for purposes of this Agreement.

      (d) As soon as administratively practicable following the lapse of the Restrictions without a forfeiture of the applicable Restricted Shares, and upon the satisfaction of all other applicable conditions as to such Restricted Shares, including, but not limited to, the payment by the Employee of all applicable withholding taxes, if any, the Corporation shall deliver or cause to be delivered to the Employee shares of Common Stock, which may be in the form of a certificate or certificates for such shares, equal in number to the applicable Restricted Shares, which shall not be subject to the transfer restrictions set forth above and shall not bear the legend described in Paragraph 6. Without limiting the foregoing, (i) if the Performance Criteria are met, all Restricted Shares shall become non-forfeitable and such Shares or the certificate representing such non-forfeitable shares of common stock of the Corporation shall be delivered as described above and (ii) if the Performance Criteria are not met, (x) half of the Restricted Shares shall be forfeited immediately after the end of the measurement period for such Performance Criteria and (y) the remaining half of the Restricted Shares shall be non-forfeitable, if at all, at the end of the Restriction Period.

      4. Forfeiture of Restricted Shares. If Employee's employment with the Corporation and all of its direct or indirect subsidiaries is terminated by either party for any reason, including, but not limited to, the involuntary termination of the Employee's employment with the Corporation for any reason, with or without cause, other than the Employee's death, disability or retirement with the consent of the Corporation when the Employee is at least 55 years of age with at least

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five years of service ("Retirement"), (i) all rights of the Employee to the
Restricted Shares which remain subject to the Restrictions shall terminate immediately and be forfeited in their entirety, and (ii) the forfeited Restricted Shares and any stock certificate or certificates representing the forfeited Restricted Shares shall be canceled. If the Employee dies or becomes disabled during the Restriction Period, the Restricted Shares will immediately vest. If the Employee retires with the consent of the Corporation when the Employee is at least 55 years of age with at least five years of service, the Employee (or the Employee's beneficiary) shall receive the Restricted Shares when, if and to the extent, the Restrictions lapse under Paragraph 3.

      5. Change of Control. All Restricted Shares shall fully vest in the event of a Change of Control as defined in the Incentive Plan.

      6. Legend. During the Restriction Period, the shares of Restricted Stock and any share certificate or certificates evidencing the Restricted Shares shall be endorsed with the following legend (in addition to any legend required under applicable securities laws or any agreement by which the Corporation is bound):

      THE TRANSFERABILITY OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE TERMS AND CONDITIONS OF A RESTRICTED STOCK AGREEMENT ENTERED INTO BY AND BETWEEN ALLEGHENY TECHNOLOGIES INCORPORATED AND THE HOLDER OF THIS CERTIFICATE. A COPY OF SUCH AGREEMENT IS ON FILE AT THE OFFICE OF THE CORPORATION.

      7. Withholding. The Corporation or its direct or indirect subsidiary may withhold from the number of Restricted Shares or from any cash amount payable hereunder or any other cash payments due to Employee all taxes, including social security taxes, which the Corporation or its direct or indirect subsidiary is required or otherwise authorized to withhold with respect to the Restricted Shares.

      8. Adjustments to Number of Shares. Any shares issued to Employee with respect to the Restricted Shares in the event of any change in the number of outstanding common stock of the Corporation through the declaration of a stock dividend or a stock split or combination of shares or any other similar capitalization change shall be deemed to be Restricted Shares subject to all the terms set forth in this Agreement.

      9. No Right to Continued Employment; Effect on Benefit Plans. This Agreement shall not confer upon Employee any right with respect to continuance of his or her employment or other relationship, nor shall it interfere in any way with the right of the Corporation or its direct or indirect subsidiary to terminate his or her employment or other relationship at any time. Income realized by

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Employee pursuant to this Agreement shall not be included in Employee's earnings for the purpose of any benefit plan in which Employee may be enrolled or for which Employee may become eligible unless otherwise specifically provided for in such plan.

      10. Employee Representations. In connection with the issuance of the Restricted Shares, Employee represents the following:

      (a) Employee has reviewed with Employee's own tax advisors, the federal, state, local and foreign tax consequences of this Agreement and the transactions contemplated hereby. Employee is relying solely on such advisors and not on any statements or representations of the Corporation or any of its agents. Employee understands that Employee (and not the Corporation) shall be responsible for Employee's own tax liability that may arise as a result of this Agreement and the transactions contemplated hereby.

      (b) Employee has received, read and understood this Agreement and the Incentive Plan and agrees to abide by and be bound by their respective terms and conditions.

      11. Miscellaneous.

      (a) Governing Law. This Agreement shall be governed and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania without regard to such Commonwealth's principles of conflicts of laws.

      (b) Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. Neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation without the consent of all parties hereto.

      (c) Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter of this Agreement and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, with respect to the subject matter of this Agreement. This Agreement may not be amended or modified without the written consent of the Corporation and Employee.

      (d) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original and all of which together shall constitute one document.

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      (e) Definitions. Initially capitalized terms not otherwise defined in this
Restricted Stock Agreement shall have the meanings ascribed thereto in the Incentive Plan.

      IN WITNESS WHEREOF, the parties have executed this Restricted Shares Agreement as of the date first written above.

ALLEGHENY TECHNOLOGIES INCORPORATED

By: ______________________________________________________
    Title: Executive Vice President, Human Resources,
           Chief Legal & Compliance Officer

PARTICIPANT:                                 WITNESS:
________________________________             _________________________________

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